EXHIBIT  10.5.1

SURRENDER AGREEMENT

THIS SURRENDER AGREEMENT (this "Agreement"), is made as of the 20th day of September, 2001, by and between VORNADO 330 WEST 34TH STREET L.L.C.,  a Delaware limited liability company, having an office c/o Vornado Office Management LLC, 330 Madison Avenue, New York, New York 10017 ("Landlord"), and LIVEPERSON INC., a Delaware corporation, having an office at 330 West 34th Street, New York, New York 10001 ("Tenant").

W I T N E S S E T H:

WHEREAS, by Agreement of Lease, dated as of March 10, 2000 (the "Lease"), Landlord did demise and let unto Tenant, and Tenant did hire and take from Landlord, the Seventh Floor Space and the Tenth Floor Space (the Seventh Floor Space and the Tenth Floor Space are sometimes collectively referred to herein as the "Premises"), as more particularly identified in the Lease, of the building known as and by the street address of 330 West 34th Street, New York, New York; and

WHEREAS, Tenant desires to surrender to Landlord the Lease and the Premises and Landlord agrees to accept such surrender, all upon the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of the sum of Ten Dollars ($10) paid by Tenant to Landlord, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their legal representatives, successors and assigns, hereby agree as follows:

1.                Definitions.   All capitalized terms used herein shall have the meanings ascribed to them in the Lease, unless otherwise defined herein.

2.                Surrender.  (a)   Effective as of the date hereof  (the "Surrender Date"), Tenant shall vacate, quit and surrender possession of the Premises to Landlord, and to the intent and purpose that the remainder of the term of the Lease be wholly merged and extinguished effective as of the Surrender Date, Tenant hereby gives, grants and surrenders to Landlord all of Tenant's right, title and interest in, to and under the Lease.  As of the Surrender Date, the Lease and the term thereof and all rights of Tenant thereunder shall expire and terminate with the same effect as if the Surrender Date was the Expiration Date as set forth in the Lease.  The Tenth Floor Space shall be surrendered in “as is” condition, except for the requirements that Tenant leave the Tenth Floor Space in broom clean condition and that Tenant leave all of its furniture (excluding ten (10) six foot (6') high filing cabinets) in the Tenth Floor Space.  The Seventh Floor Space shall be surrendered in its “as is” condition as of the Surrender Date.

(b)  Tenant represents and warrants to Landlord that:  (1) Tenant is the present tenant under the Lease and Tenant has not assigned, conveyed, encumbered, pledged, sublet or otherwise transferred, in whole or in part, its interest in the Lease, nor shall Tenant do any of the foregoing prior to the Surrender Date, (2) there are no persons or entities claiming under Tenant, or who or which may claim under Tenant, any rights of possession with respect to the Premises, and (3) Tenant has the right, power and authority to execute and deliver this Agreement and to perform Tenant's obligations hereunder, and this Agreement is a valid and binding obligation of Tenant enforceable against Tenant in accordance with the terms hereof.  The foregoing representations and warranties shall survive the Surrender Date.

(c)  Effective as of the Surrender Date, Tenant shall release Landlord and its successors and assigns from all claims, obligations and liabilities of every kind and nature whatsoever, arising out of, or in connection with, the Premises or the Lease.  Notwithstanding the foregoing, Landlord shall not be released from any obligation, covenant, representation or warranty contained in this Agreement and the Lease, which by the terms of this Agreement or the Lease is specifically stated to survive the surrender of the Lease.

(d)  Effective as of the Surrender Date, Landlord shall release Tenant and its successors and assigns from all claims, obligations and liabilities of every kind and nature whatsoever arising out of, or in connection with, the Premises or the Lease relating to the period from and after the Surrender Date.  Notwithstanding the foregoing, Tenant shall not be released from any obligation, covenant, representation or warranty contained in this Agreement and the Lease, which by the terms of this Agreement or the Lease is specifically stated to survive the surrender of the Premises and the termination of the Lease.

(e)  Tenant shall pay to Landlord on the Surrender Date (1) an amount equal to Fifteen Thousand Dollars ($15,000), in the form of a bank check or by wire, as consideration for Landlord’s execution of this Agreement and acceptance of the Premises, and (2) Tenant hereby waives and hereby disclaims any right, title and interest Tenant may have for any and all sums remaining in the Tenth Floor Space Tenant Fund, which the parties agree is approximately One Hundred Forty Thousand and 00/100 Dollars ($140,000.00).  If, at any time after the Surrender Date, it shall be determined that any Fixed Rent, additional rent, all other items of rental or other sums and charges shall have been due and payable for any period prior to the Surrender Date, Tenant shall pay such amounts to Landlord within ten (10) days after rendition of a bill therefor.  In addition, the obligation of Tenant under the Lease to pay escalations of any sort with respect to the Premises (including, but not limited to the Tax Payment, the Operating Expense Payment and payments on account of electricity, whether or not such payments are called additional rent), which shall have accrued prior to the Surrender Date, shall survive the Surrender Date.  Tenant acknowledges that it has paid Rental through September 30, 2001, and that even though Tenant is surrendering the Premises as of the Surrender Date, there shall be no apportionment of Rental for the month of September 2001, nor shall any prepaid portion of Rental be refunded to Tenant.  The terms and provisions of this Paragraph 2(e) shall survive the surrender of the Premises.  Notwithstanding the foregoing, Landlord and Tenant acknowledge that if this Agreement is executed and delivered after September 30, 2001, then for any period commencing on October 1, 2001, and continuing through and until the date this Agreement is executed and delivered, Fixed Rent and additional rent shall be adjourned, and Tenant shall only be obligated for the payment of electricity and other similar charges for other utilities; provided however, if the Condition is not satisfied or waived by Landlord and this Agreement becomes null and void, Tenant agrees to pay to Landlord within two (2) days of the termination of this Agreement, any Fixed Rent and additional rent due for the period commencing October 1, 2001, through and including the date this Agreement terminates.  In such event Tenant’s obligation to pay Fixed Rent, additional rent and other charges shall continue from and after the date this Agreement terminates, through and including the end of the Term.

(f)             Tenant (1) shall pay all transfer taxes, if any, imposed by any governmental authority in connection with the surrender of the Premises, including, without limitation, any City Transfer Tax and State Transfer Tax (each as hereinafter defined), and (2) does hereby agree to indemnify and hold Landlord harmless of and from any transfer taxes imposed by any governmental authority by reason of the surrender of the Premises including, without limitation, the City Transfer Tax and State Transfer Tax, if any, and all expenses related thereto, including, without limitation, reasonable attorneys' fees and disbursements.  Landlord and Tenant shall each complete, execute and deliver, within seven (7) days after request by either party of the other party, any questionnaire, affidavit or document with respect to the tax imposed by Title 11, Chapter 21 of the New York City Administrative Code (the "City Transfer Tax") and Article 31 of the Tax Law of the State of New York (the "State Transfer Tax"), required to be completed, executed and delivered by Landlord and Tenant with respect to the transactions contemplated by this Amendment, and the taxes, if any, shown thereby to be due shall be paid by Tenant when required by applicable law or regulation.  The provisions of this Paragraph 2(f) shall survive the Surrender Date.

(g)            If as of the Surrender Date Tenant has (i) fully satisfied its obligations under section 2(e) hereof, and (ii) delivered a Bill of Sale for all of the furniture located in the Premises to Bank of New York, then on the Surrender Date, Landlord shall deliver to Tenant the Letters of Credit securing  the Seventh Floor Space Security Amount and the Tenth Floor Space Security Amount and a letter to the institution issuing the Letters of Credit stating that Landlord has no further right, title or interest in the Letters of Credit.

(h)            Landlord and Tenant, each upon the request of the other, at any time and from time to time hereafter and without further consideration, shall execute, acknowledge and deliver to the other any instruments or documents, or take such further action, as shall be reasonably requested or as may be necessary to more effectively assure the surrender of the Premises, and the full benefits intended to be created by this Agreement.

3.                Conditions.  Landlord and Tenant hereby expressly acknowledge and agree that this Agreement is conditioned upon the unconditional execution and delivery by Landlord and Bank of New York (“BONY") of a license agreement between Landlord and BONY with respect to the Premises and the seventeenth (17th) and eighteenth (18th) floors of the Building on terms and conditions acceptable to Landlord in its sole discretion, (the aforesaid event being hereinafter referred to as the "Condition"), and shall be of no force and effect unless and until the Condition is satisfied; it being understood and agreed however, that if for any reason whatsoever, the Condition is not satisfied or waived by Landlord on or before the date which is seven (7) days after the date hereof, this Agreement shall be void ab initio, and be of no force and effect, and Landlord and Tenant shall have no obligations or liability to the other respective parties under this Agreement.

4.               Broker.  Tenant represents and warrants to Landlord that it has not dealt with any broker, finder or like agent in connection with this Agreement other than Cushman & Wakefield, Inc. (“Broker”).  Tenant does hereby indemnify and hold Landlord harmless of and from any and all losses, costs, damages or expenses (including, without limitation, attorneys fees and disbursements) incurred by reason of any claim of or liability to any broker, finder or like agent (including Broker), who shall claim to have dealt with Tenant in connection herewith.  Tenant shall pay Broker all commissions, fees and other compensation in connection with this Agreement (but not in connection with the license agreement more particularly described in Paragraph 3 hereof) pursuant to a separate agreement between Tenant and Broker.  The provisions of this Paragraph 4 shall survive the surrender of the Premises and the termination of the Lease.

5.                Authorization.  Each party represents and warrants to the other party that its execution and delivery of this Agreement has been duly authorized and that the person executing this Agreement on behalf of such party has been duly authorized to do so, and that no other action or approval is required with respect to this transaction.

6.               Prior Agreement.  The parties agree that this Agreement supercedes the Partial Surrender and Amendment of Lease between Landlord and Tenant dated June 14, 2001.

7.                Counterparts.  This Surrender Agreement may be executed in two or more counterparts, each of which, when so executed and delivered shall be deemed to be an original, but in all such counterparts shall constitute one and the same agreement.

8.               Binding Effect.  This Surrender Agreement shall not be binding upon or enforceable against Landlord unless and until Landlord, it its sole discretion, shall have executed and unconditionally delivered to Tenant an executed counterpart of this Agreement.

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have executed this Surrender Agreement as of the date first above written.

VORNADO 330 WEST 34TH STREET L.L.C., Landlord

By: Vornado Realty L.P., sole member

By: Vornado Realty Trust, general partner

By:	/s/ JOSEPH MACNOW
Joseph Macnow
Executive Vice President - Finance and
Administration and Chief Financial Officer

LIVEPERSON, INC., Tenant

By:	/s/ TIMOTHY E. BIXBY
Name: Timothy Bixby
Title: President and Chief Financial Officer

Fed. I.D. No.: 13-3861628